Exhibit 99

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

AUDIT COMMITTEE CHARTER

AS AMENDED JANUARY 16, 2008

I. AUDIT COMMITTEE PURPOSE

The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee's primary duties and responsibilities are to:

•        Monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting, tax, risk management, legal and SEC compliance.

•        Monitor the independence and performance of the Company's independent auditors.

•        Provide an avenue of communication among the independent auditors, management, and the Board of Directors.

The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities and it has direct access to the independent auditors as well as anyone in the organization. The Audit Committee has the ability to retain, at the Company's expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

II. AUDIT COMMITTEE COMPOSITION AND MEETINGS

Audit Committee members shall meet the requirements of the listing standards of the National Association of Securities Dealers (NASD) and the Securities and Exchange Commission (SEC). The Audit Committee shall be comprised of three directors as determined by the Board, each of whom shall be independent nonexecutive directors, free from any relationship that would interfere with the exercise of his or her independent judgment. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Committee shall have accounting or related financial management expertise.

Audit Committee members shall be appointed by the Board of Directors upon recommendation by the Chairman. If an audit committee Chair is not designated or present, the members of the Committee may designate a Chair by majority vote of the Committee membership.

The Committee shall meet at least two times annually, or more frequently as circumstances dictate. The Audit Committee Chair shall prepare and/or approve an agenda in advance of each meeting. The Committee should meet privately in executive session at least annually with management and the independent auditors and as a committee to discuss any matters that the Committee or each of these groups believe should be discussed. The Committee may ask members of management or others to attend meetings and provide pertinent information as necessary. The Committee or its Chair should communicate with management and the independent auditors quarterly to review the Company's financial statements and significant findings based upon the auditors limited review procedures, as considered necessary.

III. AUDIT COMMITTEE RESPONSIBILITIES AND DUTIES

Review Procedures

1.      Review and reassess the adequacy of this Charter at least annually. Submit the charter to the Board of Directors for approval and have the document published at least every three years in accordance with SEC regulations.

2.      Review the Company's annual audited financial statements prior to filing or distribution. Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices and judgments.

3.      In consultation with management and the independent auditors, consider the integrity of the Company's financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control and report such exposures. Review significant findings prepared by the independent auditors together with management's responses.

4.      Review with financial management and the independent auditors, the company's quarterly financial results prior to the release of earnings and/or the company's quarterly financial statements prior to filing or distribution, as considered necessary. Discuss any significant changes to the Company's accounting principles and any items required to be communicated by the independent auditors in accordance with SAS 61 (see item 9). The Chair of the Committee may represent the entire Audit Committee for purposes of this review.

5.      Review with financial management and the independent auditors, the company’s compliance with Internal Revenue Code, regulations relating to REIT’s, and state and local tax laws.

Independent Auditors

6.      The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee shall review the independence, and performance of the auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.

7.      Approve the fees and other significant compensation to be paid to the independent auditors.

8.      On an annual basis, the Committee should review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors' independence.

9.      Review the independent auditors audit plan-discuss scope, staffing, locations, reliance upon management and general audit approach, as considered necessary.

10.  Discuss certain matters required to be communicated to audit committees in accordance with AICPA SAS 61.

11.  Consider the independent auditors' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

Legal Compliance

12.  On at least an annual basis, review with the Company's inside counsel, and if necessary, outside counsel, any legal matters that could have a significant impact on the organization's financial statements, the Company's compliance with applicable laws and regulations, inquiries received from regulators or governmental agencies.

Other Audit Committee Responsibilities

13.  Annually prepare a report to shareholders as required by the Securities and Exchange Commission. The report should be included in the Company's annual proxy statement.

14.  Perform any other activities consistent with this Charter, the Company's By-laws and governing law, as the Committee or the Board deems necessary or appropriate.

15.  Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

16.  Establish and maintain the procedures for the treatment of complaints regarding accounting, internal control, auditing, including procedures for the anonymous submission of complaints.

  Perform an annual self-evaluation of the audit committee.

IV. RESPONSIBILITIES OF THE AUDIT COMMITTEE CHAIR

The Chair of the Audit Committee (“the Committee”) shall act in concert with the other members of the Committee to enable the Committee to carry out its duties as described more fully herein. Official actions of the Committee shall be taken by vote of a majority of the Committee. Written minutes of official actions of the Committee shall be maintained.

Specifically, the Chair of the Committee shall:

1.                  Ensure that there is collaboration with the CEO and other members of management, to develop the agenda for Committee meetings, and to enable the Committee to exercise its accountabilities;

2.                  Ensure that there is proper flow of information between the Committee and management;

3.                  Ensure that resources and expertise are available to the Committee with respect to its review of management’s proposals;

4.                  Ensure that external advisers retained or to be retained by the Committee are appropriately qualified and independent;

5.                  Ensure an open and frank relationship between the Committee and the Company’s external and/or internal auditors;

6.                  Chair every meeting of the Committee, encouraging free and open discussion at Committee meetings, and providing overall leadership to enhance the effectiveness of the Committee;

7.                  Foster ethical and responsible decision making by the Committee and its individual members;

8.                  Report to the Board of Directors on behalf of the Committee;

9.                  Be available at the Corporation’s annual meeting, upon request, to answer questions on the Committee’s activities and responsibilities;

10.              Carry out other duties as requested by the Board of Directors.